EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Company	State of Organization
Enterprise Financial Services Corp	Delaware
Enterprise Bank & Trust	Missouri
Charford, Inc.	Missouri
EFSC Capital Trust II	Delaware
EFSC Capital Trust III	Delaware
EFSC Capital Trust IV	Delaware
EFSC Capital Trust V	Delaware
EFSC Capital Trust VI	Delaware
EFSC Capital Trust VII	Delaware
EFSC Capital Trust VIII	Delaware
EFSC Clayco Trust I	Delaware
EFSC Clayco Trust II	Delaware
Enterprise Real Estate Mortgage Company, LLC	Missouri
Enterprise IHC, LLC	Missouri
Millennium Holding Company, Inc.	Missouri
Millennium Brokerage Group, LLC*	Tennessee

*	As previously disclosed, the Company sold its entire interest in Millennium Brokerage Group, LLC on January 20, 2010.